Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Shareholding

March 11, 2016 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it was notified today that Jeff Poulton, Chief Financial Officer of the Company, was granted a Restricted Stock award (the “Award”) today under the Shire Deferred Bonus Plan 2015 (“DBP”). The Award, which is in respect of 560 American Depositary Shares (“ADSs”), will normally vest after three years. The ADSs were acquired today on the NASDAQ Global Select Market at an average price of $163.0237 per ADS.

The DBP is a sub-plan of the Shire Long Term Incentive Plan 2015. The DBP has replaced the Shire Executive Annual Incentive Plan as referenced in the 2014 Annual Report and Accounts. One ADS is equal to three Ordinary Shares of 5 pence each in the Company.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX